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                                                                  EXHIBIT (h)(4)


                                  ASSUMPTION

  AGREEMENT made as of July 31, 2000 by Federated Administrative Services ("FAS"), a Delaware trust, and Federated Services Company ("FSCo"), a Pennsylvania corporation.

  WHEREAS, Excelsior Funds, Inc., Excelsior Tax Exempt Funds, Inc., and Excelsior Institutional Trust (the "Companies") are registered as an open-end management investment companies under the Investment Company Act of 1940;

  WHEREAS, FAS is service provider to one or more of each Company's investment portfolios pursuant to the Amended and Restated Administration Agreement ("Agreement") dated July 31, 1998;

  WHEREAS, FAS is transferring to FSCo its obligations under the Agreement;

  WHEREAS, FAS and FSCo desire to have FSCo assume the obligations of FAS under the Agreement;

  NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:


  1. FSCo hereby assumes all of the rights and obligations of FAS under the Agreement.

  2. FSCo shall indemnify, defend and hold FAS harmless from and against any loss, damages or expense (including legal fees and expenses), relating to the performance or nonperformance by FSCo of the obligations of FAS under the Agreement that are being assumed by FSCo pursuant to this Assumption Agreement, that pertain to the period beginning with the date of this Assumption Agreement.

  3. FAS shall indemnify, defend and hold FSCo harmless from and against any loss, damages, expense or interest (including legal fees and expenses) relating to the performance or nonperformance by FAS of the obligations of FAS contained in the Agreement that pertain to the period ending on the date immediately preceding the date of this Assumption Agreement.

  4. FSCo hereby represents that, in connection with its assumption of rights and obligations of FAS with respect to the Companies, (i) the management personnel of FSCo responsible for providing administration services to the Companies under the Agreement were employees of FAS who continued to provide such services for the Companies, and (ii) FSCo is the parent company of FAS. Consequently, FSCo believes that the assumption does not involve a change in actual control with respect to FAS.

  5. This Assumption shall be subject to the consent of the Boards of Directors of Excelsior Funds, Inc. and Excelsior Tax Exempt Funds, Inc. and the Board of Trustees of Excelsior Institutional Trust.


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  IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                         FEDERATED ADMINISTRATIVE SERVICES

                            /s/ Keith Antle
                        By: __________________________________
                             (Authorized Officer)

                         FEDERATED SERVICES COMPANY

                             /s/ C. Grant Anderson
                         By: __________________________________
                             (Authorized Officer)

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